  As filed with the Securities and Exchange Commission on July 30, 1996
                            Reg. No. 333-0385
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                AMENDMENT NO. 1

                                    TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                            NTN COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

        Delaware                             The Campus              31-1103425
(State or other jurisdiction of         5966 La Place Court       (I.R.S. Employer
incorporation or organization)       Carlsbad, California 92008   Identification No.)

                                 (619) 438-7400
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                    Ronald E. Hogan, Chief Financial Officer
                            NTN Communications, Inc.
                                   The Campus
                              5966 La Place Court
                           Carlsbad, California 92008
                                 (619) 438-7400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With a copy to:
                              Dale E. Short, Esq.
                     Troy & Gould Professional Corporation
                       1801 Century Park East, Suite 1600
                         Los Angeles, California 90067
                                 (310) 553-4441
          Approximate date of commencement of proposed sale to public:
  As soon as practicable after this Registration Statement becomes effective.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                             _____________________

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                         Proposed maximum       Proposed maximum         Amount of
Title of each class of                Amount to be        offering price       aggregate offering      registration
securities to be registered           registered(1)          per share                price                 fee
- --------------------------------------------------------------------------------------------------------------------

Common Stock, $.005 par value....   400,000 shares               $4.8125(2)           $1,925,000(2)         $  664(3)
Common Stock, $.005 par value....   382,500 shares               $4.8125(4)           $1,840,782(4)         $  635
- --------------------------------------------------------------------------------------------------------------------
    Total........................   782,500 shares                                    $3,765,782            $1,299(5)
=====================================================================================================================

(Footnotes on next cover page)

(1) Consists of shares underlying the warrants described herein. In accordance with Rule 416 of the General Rules and Regulations under the Securities Act of 1933, there are also being registered such indeterminate number of additional shares of Common Stock as may become issuable pursuant to antidilution provisions of such warrants.

(2) Estimated solely for the purpose of calculating the registration fee and based, pursuant to Rule 457(c), on the average of the high and low sale prices of Common Stock as reported on the American Stock Exchange on May 10, 1996.

(3)  Previously paid.

(4) Estimated solely for the purpose of calculating the registration fee and based, pursuant to Rule 457(c), on the average of the high and low sales prices of Common Stock as reported on the American Stock Exchange on July 24, 1996.

(5) Of such amount, $664 was previously paid.


   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------

                           NTN COMMUNICATIONS, INC.

                             Cross-Reference Sheet

     Pursuant to Item 501(b) of Regulation S-K, showing the location in the Prospectus of the answers to the items in Part I of Form S-3.

            Form S-3 Item Number and Caption                              Prospectus Caption
- ---------------------------------------------------------   -----------------------------------------------
  1.Front of the Registration Statement and Outside         Facing Page; Outside Front Cover Page
   Front Cover Page of Prospectus
  2.Inside Front and Outside Back Cover Pages of            Inside Front Cover Page; Back Cover Page
   Prospectus
  3.Summary Information, Risk Factors and Ratio of          Risk Factors; Certain Recent Developments
   Earnings to Fixed Charges
  4.Use of Proceeds                                         Use of Proceeds
  5.Determination of Offering Price                         Outside Front Cover Page; Price Range of
                                                            Common Stock and Dividend Policy
  6.Dilution                                                Not Applicable
  7.Selling Security Holders                                Selling Securityholders
  8.Plan of Distribution                                    Outside Front Cover Page; Plan of Distribution
  9.Description of Securities to Be Registered              Outside Front Cover Page; Description of
                                                            Securities
  10.Interest of Named Experts and Counsel                  Not Applicable
11.  Material Changes                                       Certain Recent Developments
12.  Incorporation of Certain Information by Reference      Incorporation of Certain Documents by Reference
  13.Disclosure of Commission Position on                   Not Applicable
   Indemnification for Securities Act Liabilities

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                   SUBJECT TO COMPLETION, DATED JULY 30, 1996

      PROSPECTUS

                            NTN COMMUNICATIONS, INC.

                               782,500 Shares

        This Prospectus relates to the offer by certain securityholders named herein (the "Selling Securityholders") for sale to the public from time to time of up to 782,500 shares (the "Shares") of common stock, $.005 par value (the "Common Stock"), of NTN Communications, Inc. See "Selling Securityholders." Unless otherwise indicated herein, references herein to the "Company" mean NTN Communications, Inc. and its subsidiaries.

        All of the Shares of Common Stock offered hereby are issuable upon the exercise of certain warrants to purchase Common Stock of the Company (the "Warrants"). See "Selling Securityholders."

        The Company will not receive any proceeds from the sale of the Common Stock offered hereby, with the exception of the exercise price of such of the Warrants as may be exercised. See "Use of Proceeds" and "Description of Securities."

        The Common Stock is traded on the American Stock Exchange ("AMEX") under the symbol "NTN." As of July __, 1996, the last sale price for the Common
      Stock as reported on the AMEX was $     .  See "Price Range of Common
      Stock and Dividend Policy."

        SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN MATERIAL RISKS ASSOCIATED WITH AN INVESTMENT IN THE SHARES OFFERED HEREBY.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================
                               Price to    Proceeds to Selling
                                Public     Securityholders (1)

Per Share of Common Stock...        $(2)   $
Total.......................               $
================================================================

      (1) All proceeds from the sale of the Shares offered hereby will be received by the Selling Securityholders. The amount shown is without deduction for brokerage fees which may be paid by the Selling Securityholders and for offering expenses, estimated at $40,000 payable by the Company. See "Use of Proceeds."

      (2) Based on the last reported sale price of the Common Stock on the AMEX on July ___, 1996.


                 The date of this Prospectus is July ___, 1996.

                             AVAILABLE INFORMATION

       The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy or information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: Seven World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 W. Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is listed on the AMEX, and the Company's reports, proxy or information statements and other information filed with the AMEX may be inspected at the AMEX's offices at 86 Trinity Place, New York, New York, 10006-1881.

       Additional information regarding the Company and the Shares offered hereby is contained in the Registration Statement of which this Prospectus is a part, and the exhibits thereto, filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). For further information pertaining to the Company and the Shares, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the office of the Commission at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549. Statements contained herein concerning the provisions of any document are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit or schedule to the Registration Statement. Each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the Commission.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The following documents filed by the Company with the Commission under the Exchange Act (Commission file no. 1-11460) are incorporated in this Prospectus by reference: (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1995, which contains consolidated financial statements of the Company for the year then ended; (b) Amendment No. 1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995, filed with the Commission on April 29, 1996; (c) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; and (d) the Company's Current Reports on Form 8-K filed with the Commission on July 15, 1996 and July 24, 1996, respectively.

       All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

       The Company will provide, without charge, to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents that are not specifically incorporated by reference in such documents). Written requests for such copies should be directed to Ronald E. Hogan, Chief Financial Officer, NTN Communications, Inc., The Campus, 5966 La Place Court, Carlsbad, California 92008. Telephone requests may be directed to Mr. Hogan at (619) 438-7400.

                                  RISK FACTORS


       The Shares offered hereby are speculative in nature and involve a high degree of risk. The following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Shares offered by this Prospectus.

  HISTORY OF SIGNIFICANT LOSSES; RECENT RESULTS OF OPERATIONS

       The Company has a history of significant losses and had an accumulated deficit of $23,187,000 and $22,914,000 as of December 31, 1995 and March 31, 1996, respectively. The Company reported a net loss of $3,948,000 for the year ended December 31, 1995, as compared to net income of $707,000 for the prior fiscal year, which was the Company's only year of profitable operations. Although the Company reported a net profit of $273,000 for the quarter ended March 31, 1996, there can be no assurance that the Company will operate profitably in the future. See "Selected Consolidated Financial Data."

  NEED FOR ADDITIONAL FINANCING

       The Company's working capital increased from $13,886,000 at December 31, 1994 to $18,416,000 at December 31, 1995, primarily due to significant proceeds from financing activities, and at March 31, 1996, the Company had working capital of $15,463,000. There can be no assurance that the Company's working capital or other currently available resources will be sufficient to support the Company's operations until such time, if any, as the Company is able to consistently operate profitably, and the Company may continue to require additional financings to fund its ongoing operations. There can be no assurance as to whether or on what terms such financing may be available to the Company.

       The Company recently sold substantially all of the assets of its New World Computing, Inc. subsidiary ("New World"), which is expected to increase the Company's working capital and liquidity. The Company also is currently exploring other capital financing possibilities that may include (i) additional lines of credit, (ii) lease financing of equipment the Company furnishes to subscribers, (iii) licensing of the Company's technology, (iv) sale of interests in other subsidiaries, or (v) sale of additional debt or equity securities. With respect to lease financing, the Company has leased for three-year terms expiring over the next three years, the Location Systems at a majority of its United States Locations. The Company has issued licenses and has received revenue for certain products and services for Australia, South Africa and Canada, and it will continue to negotiate for additional lease financing and additional foreign licensing. There can be no assurance that the Company will succeed in obtaining any needed financing.

  PENDING LITIGATION

       Until recently, the Company was involved as a plaintiff or defendant in various previously reported lawsuits in federal courts in both the United States and Canada involving Interactive Network, Inc. ("IN"). With the court's assistance, the Company and IN have been able to reach a resolution of all pending disputes in the United States and have agreed to private arbitration regarding any future licensing, copyright or infringement issues which may arise between the parties. There remain two lawsuits between the Company, its unaffiliated Canadian licensee and IN, which were filed in Canada in 1922. No substantive action has been taken in furtherance of either action.

       On April 18, 1995, a class action lawsuit was filed in the United States District Court for the Southern District of California (San Diego). The lawsuit seeks unspecified damages and alleges violations of securities laws based upon the Company's projections for the fourth quarter of 1994 and for the 1994 fiscal year, and further alleges that certain insiders sold stock on information not generally known to the public. The Company has denied liability based upon the allegations contained in the complaint, which does not contain any statement or demand for a specific amount of damages. Significant discovery has been undertaken and, at this time, the Company intends to continue to vigorously contest the matter.

       On July 3, 1995, a single shareholder filed a separate lawsuit in Texas containing allegations essentially identical to those raised in the shareholder lawsuit filed in April 1995. The Company denies the allegations in the complaint and has filed its own counterclaim against third parties for indemnification. Upon the Company's motion, this case has been transferred from Texas to California, where no action has been taken since the date of transfer.

       There can be no assurance that any or all of the preceding actions will be decided in favor of the Company. The Company believes, based in part on the advice of outside counsel, that the costs of defending and prosecuting these actions will not have a material adverse effect on the Company's financial position or results of operations.

  PROPOSED SETTLEMENT

       The Company also is currently defending litigation filed by various shareholders of the Company. The action, originally filed in June 1993 in the United States District Court for the Southern District of California (San Diego), is a consolidation of four lawsuits seeking class action status to recover unspecified damages for a drop in the market price of the Company's Common Stock following an announcement that an anticipated agreement under which the Company would sell certain equipment and services to an arm of the Mexican Government may be put out for bid. While the Company denies any wrongdoing or liability, it has agreed to a proposed settlement of the action in order to avoid substantial expenses and the inconvenience and distraction of burdensome and protracted litigation.

       Pursuant to the proposed settlement, the Company would establish a settlement fund consisting of $400,000 plus warrants to purchase 565,000 shares of the Company's Common Stock at a price per share equal to the average closing price of the Common Stock as reported on the AMEX during the 20 trading days immediately preceding the date the warrants are mailed to claimants. The warrants will be exercisable for a period of three years, and during the period from the second anniversary of the date of issuance until the expiration of the warrants, the holders will have the right (but will not be obligated) to require the Company to repurchase the warrants (the "Put-Right") for cash at a price of $3.25 per warrant unless the warrants have previously been exercised. The Put Right will expire, however, if at any time during the exercise period the closing price per share of Common Stock as reported on the AMEX exceeds the exercise price by more than $3.25 per share for any seven trading days, whether or not consecutive. Upon expiration of the Put Right, NTN will have no further obligation to repurchase the warrants. It is contemplated that the shares of Common Stock underlying the warrants (or the warrants themselves) will be registered under the Securities Act of 1933 and will be freely tradable upon issuance.

       Notification of the proposed settlement was mailed to each of the class members in June 1996 and a hearing on final court approval is scheduled to be held in September 1996. There can be no assurance that the proposed settlement will be approved. NTN has the right to withdraw from the proposed settlement in the event that a certain number of members of the class elect not to participate in the settlement.

  DEPENDENCE ON LICENSES FOR BROADCAST RIGHTS; LACK OF CERTAIN LICENSES

    The Company's interactive sports games are broadcast in conjunction with live telecasts of football, baseball, basketball and hockey games. In order to effect this simultaneous broadcast, wherever possible the Company seeks to obtain licenses from the owners of the broadcast rights to the sporting events to utilize such telecasts for its interactive game programming. The Company's original, exclusive license agreement with the National Football League ("NFL") expired on March 31, 1995 and in August 1995, the Company entered into a new, exclusive license with National Football League Properties, Inc. ("NFLP") for QB1, which will expire on March 31, 1997 unless renewed by the NFLP. The Company's rights under the license may not be transferred or assigned without the NFLP's consent. For this purpose, an assignment includes, among other things, a merger or consolidation of the Company or the termination of employment of any of the Company's key management personnel. Major League Baseball Properties, Inc. ("MLBP") has agreed to grant the Company a license for the Company's proprietary interactive baseball game, "Diamondball." The license, which is to expire December 31, 1996 unless renewed, is subject to approval by the 28 major league clubs and the execution of MLBP's standard form licensing agreement. The Company currently is broadcasting QB1 in conjunction with college football games without any license.

  Limitations on the Company's sports licenses could have an adverse effect upon the Company's business. In addition, legal action by the owners or licensees of broadcast rights to college football games seeking to enjoin further broadcasts by the Company or money damages could preclude the playing of QB1 in connection with college football games.

  RELIANCE ON INDEPENDENT DISTRIBUTORS

       The Company relies in large part on the efforts of independent distributors to market and sell the NTN Network to its subscriber locations. The Company currently uses approximately 25 distributors who cover 49 states. The Company has entered into long-term agreements with certain of its distributors, but such agreements are typically terminable upon short notice. The loss of a significant number of these distributors would have a material adverse effect on the Company's business until such time, if any, as the Company found alternate means of servicing the markets currently served by such distributors.

  COMPETITION

       The Interactive Entertainment industry is in its formative stage, but currently may be divided into three major segments (1) media distribution services such as on-line services, telephone companies and cable television companies and Hospitality's NTN Network; (2) equipment providers such as computer and peripheral equipment manufacturers; and (3) content and programming providers, such as movie studios and software publishers. The Company does not act as a direct provider of equipment to consumers. The Company operates as a media distribution service through its own NTN Network. Also, the Company is a program provider to an array of other media distribution services to consumers utilizing a variety of equipment.

       NTN has a growing number of competitors in the programming segment of the Interactive Entertainment industry. The Company's programming content is not dependent upon, and consequently not bound by any particular technology or method of distribution to the consumer. The Company's programming is, therefore, readily available to consumers on a wide variety of entertainment and media services including: the NTN Network; on-line services including America Online, Genie, and The ImagiNation Network; and cable television, including GTE MainStreet, which is available to households in certain regions.

       The Interactive Television industry is still in its infancy. Few companies have developed the technological capabilities to broadcast Interactive Entertainment to large audiences that can compare to the nature and scope of programming broadcast on the NTN Network. However, the Company's programming competes generally with broadcast television, pay-per-view, and other content offered on cable television. In other mediums, the Company competes with other content and services available to the consumer through on-line services. The Company's programming is interactive in nature but is distinguished from other forms of Interactive programming by its simultaneous multi-player format and the two-way interactive features. Presently, the technological capabilities of transmitting entertainment products to the consumer exceed the supply of quality programming and services available on the existing delivery systems. The Company is able to utilize the wide variety of services available for transmission of entertainment products to the consumer by forming strategic alliances with service providers to supply the Company's programs for re-transmission. The Company's programming thus becomes available to the consumer over a multitude of media platforms and delivery systems.

       Hospitality. Currently, Hospitality has no competitors that furnish live, multi-player interactive entertainment in a similar scope and nature as provided by Hospitality. However Hospitality does compete for total entertainment dollars in the marketplace. Other forms of entertainment provided in public eating and drinking establishments include music-based systems and cable and pay-per-view television. Nonetheless, evidence provided by customers indicates that patrons are inclined to stay longer and consume more food and drink when Hospitality's interactive games are offered as the main source of entertainment. Accordingly, Hospitality customers generally tend to view Hospitality services as a profit generator rather than a cost center.

       Home. In Home's market, the consumer has a plethora of entertainment options from which to choose, ranging from cable television to telephone based services to computer on-line providers. Home offers the only live, multi-player games and services which can broadcast to multiple interactive platforms in the home today. However, Home competes for a share of the total home entertainment dollars against broadcast television, pay-per-view and other content offered on cable television. Home also competes with other programming available to consumers through on-line services such as AOL and Prodigy. Cable television, in its various forms, provides consumers the opportunity to make viewing selections from anywhere between 30 to 100 free and pay channels, thus limiting the amount of time devoted to any particular channel. For the most part, cable television is predominantly a passive medium, and does not offer the viewer the opportunity to participate in its programming and even less frequently, does it offer programming designed for active participation. On-line services, such as AOL, can provide literally thousands of options for content and entertainment, however, such on-line services have traditionally been confined to that company's subscriber base. Interaction among viewers is thus limited to the particular program as offered only on the specific on-line service. The Company, on the other hand, offers consumers the opportunity to participate and compete against other viewers who are seeing the identical program over several different technological media, including interactive television, personal computers and/or the NTN network.

       LearnStar. Products and services to education customers utilizing the LearnStar System were sold beginning in 1995. The Company competes with some established businesses which offer educational products, however the majority of existing products in the marketplace are passive, rather than interactive. Such companies include Jostens' Learning, C.C.C, and the Eduquest Division of IBM. The competitive advantage of the LearnStar System is that it provides an easy to use, two-way interactive learning method, is very competitively priced and requires less equipment than traditional systems. Moreover, the LearnStar System is adaptable to the particular needs of the individual users and is designed such that it can be used for local, regional, and national competitions on a mass basis utilizing existing satellite technology.
  Although the market for providing learning services to schools is mature, the Company believes that the market for advanced educational products which use computers, interactive software and satellite technology is embryonic.

       IWN. The U.S. gaming industry is growing at a rapid pace. In 1994, Americans wagered over $400 billion on legal commercial gaming compared to $126 billion in 1982. A 1995 survey showed that 61% of American adults wagered in one or more types of government-approved gambling last year. In 1994, the total handle for pari-mutuel was $16.6 billion, of which $10.2 billion was horse racing. In comparison, $5.8 billion was spent at the cinema and $5.7 billion was spent on spectator sports.

       One of the reasons for the growth in gaming has been the favorable regulatory and legislative environment. Many states have accepted gaming as a means to raise tax revenue and encourage economic development. There are approximately 200-250 pari-mutuel facilities in the U.S., and seven states have legalized account-based telephone wagering, including New York and Connecticut, which allow interstate telephone wagering.

       Pari-mutuel wagering is the fourth largest segment in the gaming industry. Analysts estimate that in 1994 approximately $10.2 billion was wagered on U.S. thoroughbred horse racing, compared with $9.6 billion in 1993.

       While the overall growth of the pari-mutuel handle has been stagnant over the last five years, particularly when compared to the significant growth in the overall gaming industry, the shift from on-track wagering to off-track betting is an important trend. With the total U.S. thoroughbred horse racing handle in the $10 billion range, off-track betting increased from $2.2 billion in 1987 to $4.5 billion in 1992 to $6.1 billion in 1994. Off-track betting is allowed in 20 of the 40 states where pari-mutuel wagering is legal and is an increasingly important source of revenue for racetracks and state governments. IWN's HomeStretch(TM) product is intended to leverage the trend to off-track wagering by allowing fans to place wagers from virtually anywhere to their account at the racetrack.

       IWN will eventually compete for total entertainment dollars in the market place. Within the gaming and wagering industry, competition for the pari-mutuel wagering dollar comes from expanded alternative gaming opportunities. Outside the industry, pari-mutuel wagering competes with all forms of entertainment vying for consumer spending dollars. Potential competitors in the interactive pari-mutuel wagering and gaming market include On Demand Services, Simulcast Racing Network and Gaming and Entertainment Television.

       With the entrance of motion picture, cable and TV companies, competition in the interactive entertainment and multimedia industries will likely intensify in the future. Moreover, the expanded use of on-line networks and the Internet provide computer users an increasing number of alternatives to video games and entertainment software. The Company seeks to compete by providing high quality products at reasonable prices, thereby establishing a favorable reputation among frequent buyers, thus providing repeat sales on sequels and other products manufactured or distributed by the Company.

  POTENTIAL FOR TECHNOLOGICAL OBSOLESCENCE

       The computer industry and related businesses have been marked by rapid and significant technological development and change. There can be no assurance that ongoing technological developments will not render the Company's interactive technology and services obsolete, or that the Company will have the resources to respond to such technological change.

  UNCERTAIN PROPRIETARY PROTECTION

       The Company has two patent applications pending for its proprietary interactive technology. In addition, the Company relies on a combination of trademark and unfair competition laws, trade secrets and confidentiality procedures and agreements to protect rights it considers proprietary. The Company has copyrights for all of its programming, and the Company has registered the trademark QB1 and has registered trademarks for a significant number of its other services. However, no assurance can be given that such patents will issue, or if issued, the scope of the protection afforded by such patents. The Company currently is involved in litigation concerning the enforceability, scope and validity of proprietary rights. See "Risk Factors - Litigation."

  INFLUENCE OF MANAGEMENT

       The Company's officers and directors and their affiliates own, in the aggregate, approximately 7% of the outstanding Common Stock as of July 15, 1996, and have the right, through the exercise of currently exercisable options and warrants to purchase 6,066,518 shares of Common Stock, to increase their percentage ownership to 21%. Therefore, these securityholders, if acting together, would have the ability to significantly influence the Company's affairs and operations. See "Description of Securities."

  ANTI-TAKEOVER PROVISIONS; TERMS OF EMPLOYMENT AGREEMENTS

       The Company's Certificate of Incorporation and Bylaws contain certain provisions that may discourage attempts to acquire control of the Company that are not negotiated with the Company's Board of Directors. These provisions may have the effect of discouraging takeover attempts that some securityholders might deem to be in their best interests, including takeover proposals in which securityholders might receive a premium for their shares over the then current market price, as well as making it more difficult for individual securityholders or a group of securityholders to elect directors. The Board of Directors believes, however, that these provisions are in the best interests of the Company and its securityholders because such provisions may encourage potential acquirors to negotiate directly with the Board of Directors, which is in the best position to act on behalf of all securityholders. The Certificate of Incorporation provides that the affirmative vote of the holders of at least 80% of the total voting power of all outstanding securities of the Company then entitled to vote generally in the election of directors, voting together as a single class, is required to amend certain provisions of the Certificate of Incorporation, including among others, those provisions relating to the number, election and term of directors; the removal of directors and the filing of vacancies; and the supermajority voting requirements of the Certificate of Incorporation. These voting requirements will have the effect of making more difficult any amendments, even if a majority of the Company's securityholders believes that such amendment would be in their best interest. See "Description of Securities -- Anti-Takeover Provisions."

  VOLATILITY OF STOCK PRICE

       Historically, the trading price of the Company's Common Stock has fluctuated widely, and it may be subject to similar future fluctuations in response to quarter-to-quarter variations in the Company's operating results, announcements regarding litigation, technological innovations or new products by the Company or its competitors, general conditions in the industries in which the Company competes and other events or factors, including factors such as analysts' expectations which are beyond the Company's control. In addition, in recent years, broad stock market indices, in general, and the securities of technology companies, in particular, have experienced substantial price fluctuations. Such broad market fluctuations also may adversely affect the future trading price of the Company's Common Stock, and there can be no assurance that the trading price will not decline from is current level. See "Price Range of Common Stock and Dividend Policy."

  DIVIDEND POLICY

       The Company has never paid cash dividends on its Common Stock and anticipates that for the foreseeable future earnings, if any, will be retained for the operation and expansion of the Company's business. See "Price Range of Common Stock and Dividend Policy."

  EFFECT OF OUTSTANDING OPTIONS, WARRANTS AND PREFERRED STOCK

       As of July 15, 1996, there were 4,309,797 shares of Common Stock reserved for issuance upon the exercise of stock options outstanding under the Company's stock option plans at exercise prices ranging from $2.25 to $8.25 per share, of which options to purchase 3,059,964 shares are currently exercisable. An additional 390,933 shares of Common Stock (plus any shares of Common Stock covered by stock options currently outstanding under the Company's 1985 Incentive Stock Option Plan and 1985 Nonqualified Stock Option Plan which are subsequently terminated or expire without being exercised) are reserved for issuance upon the exercise of options available for future grant under the Company's 1995 Stock Option Plan. The Company's Board of Directors has approved an amendment to the 1995 Stock Option Plan which would increase by 2,000,000 shares the aggregate number of shares of Common Stock issuable under the plan. The amendment is subject to approval by the Company's stockholders at the annual meeting of the stockholders scheduled for August 16, 1996.

       The Company also has outstanding warrants, including the Warrants described herein, to purchase an aggregate of 4,392,991 shares of Common Stock at exercise prices ranging from $2.00 to $8.00 per share, substantially all of which warrants are currently exercisable. Substantially all of the underlying shares of such warrants are subject to currently effective registration statements covering the resale of the underlying warrant shares by the holders. The Company also has outstanding 162,612 shares of preferred stock which entitle holders thereof, upon surrender of the shares of preferred stock, to receive 45,548 shares of Common Stock.

       The foregoing options, warrants and preferred stock could adversely affect the Company's ability to obtain future financing, since the holders of those options, warrants and preferred stock can be expected to exercise or surrender them for conversion, as the case may be, at a time when the Company would be able to obtain additional capital through a new offering of securities on terms more favorable than those provided by such options, warrants and preferred stock. For the life of such options, warrants and preferred stock, the holders are given the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership. To the extent the trading price of the Common Stock at the time of exercise of any such options or warrants exceeds the exercise price, such exercise will also have a dilutive effect on the Company's stockholders.

  SHARES ELIGIBLE FOR FUTURE SALE

       Approximately 5,820,400 shares of Common Stock outstanding as of the date of this Prospectus, and 782,500 shares of Common Stock underlying currently exercisable warrants, including the Shares offered hereby, are "restricted securities," as that term is defined under Rule 144 promulgated under the Act. All or substantially all of such shares are covered by currently effective registration statements and can be offered and sold publicly by the beneficial owners at any time so long as registration statements remain effective. Moreover, in general under Rule

  144 as currently in effect, subject to the satisfaction of certain conditions, if two years have elapsed since the later of the date of acquisition of restricted shares from an issuer or from an affiliate of an issuer, the acquiror or subsequent holder is entitled to sell in the open market, within any three-month period, a number of shares that does not exceed the greater of 1% of the outstanding shares of the same class or the average weekly trading volume during the four calendar weeks preceding the filing of the required notice of sale. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned shares of Common Stock as described above for at least three years is entitled to sell such shares under Rule 144(k) without regard to any of the limitations described above.

       No predictions can be made with respect to the effect, if any, that sales of Common Stock in the market or the availability of shares of Common Stock for sale pursuant to currently effective registration statements or under Rule 144 will have on the market price of Common Stock prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.


                          CERTAIN RECENT DEVELOPMENTS

       As previously reported by the Company, in June 1996, New World, a wholly owned subsidiary of the Company, sold substantially all of its assets to The 3DO Company ("3DO") in exchange for 3DO's issuance to New World of 1,200,000 shares of 3DO's Common Stock and 3DO's assumption of approximately $1,300,000 of liabilities of New World.

       The actual number of shares of 3DO to be received by New World is subject to downward adjustment under certain circumstances in the event the assets or liabilities of New World acquired or assumed by 3DO differ from such assets and liabilities of March 31, 1996. The Company currently expects a downward adjustment in the actual number of shares to approximately 1,000,000. Of such shares, New World and the Company have agreed to assign to Jon Van Caneghem, the former president of New World 135,000 shares (or such greater number as equal 12 1/2% of all the 3DO shares received by New World. Pursuant to the terms of the agreement of Purchase and Sale of Assets among New World, 3DO and the Company, 3DO has agreed to use its best efforts to file a registration statement under the Securities Act covering the 3DO shares received by New World and to keep the registration statement effective for at least 90 days. 3DO has further agreed to guarantee that the 3DO shares will have a value to New World as of the end of the registration period of not less than $10 per share (plus underwriting discounts and commissions not to exceed 3%).


                                USE OF PROCEEDS

       Other than the exercise price of the Warrants (to the extent they may be exercised), the Company will not receive any of the proceeds from the sale of the Shares offered hereby. The Company will pay the costs of this offering, which are estimated to be $40,000. The holders of the Warrants are not obligated to exercise the Warrants, and there can be no assurance that the holders will choose to exercise the Warrants in whole or in part. The gross proceeds to the Company in the event that the Warrants are exercised in full would be $3,485,000.

       The Company intends to apply any net proceeds it receives from the exercise of the Warrants to augment its working capital and for general corporate purposes.


                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

       The Company's Common Stock is listed on the AMEX under the symbol "NTN." The prices below are the high and low sales prices for the Common Stock as reported on the AMEX for periods shown.

                                                        LOW         HIGH
                                                     ---------   ----------
          1994
          -----

          First Quarter...........................   $       6   $ 10-/1//8
          Second Quarter..........................     4-/5//8      7-/1//2
          Third Quarter...........................     6-/3//8      8-/1//2
          Fourth Quarter..........................     5-/3//4      7-/7//8

          1995
          ----

          First Quarter...........................   $ 5-/5//8   $  8-/1//4
          Second Quarter..........................    4-/7//16    5-/13//16
          Third Quarter...........................    4-/4//38      6-/1//8
          Fourth Quarter..........................     4-/1//8     5-/3//16

          1996
          ----

          First Quarter...........................   $ 3-/1//8   $  4-/7//8
          Second Quarter..........................     3-/7//8      5-/1//8
          Third Quarter (through July 22, 1996)...    4-/9//16    6-/13//16

          For a recent closing price for the Common Stock as reported on the AMEX see the cover page of this Prospectus. As of June 30, 1996, there were 4,077 record owners of the Common Stock according to information available from the Company's transfer agent.

          To date, the Company has not declared or paid any cash dividends with respect to its Common Stock, and the current policy of the Board of Directors is to retain earnings, if any, after payment of dividends on the Company's outstanding preferred stock to provide for the growth of the Company. Consequently, no cash dividends are expected to be paid on the Company's Common Stock in the foreseeable future. Further, there can be no assurance that the proposed operations of the Company will generate the revenues and cash flow needed to declare a cash dividend or that the Company will have legally available funds to pay dividends.

                      SELECTED CONSOLIDATED FINANCIAL DATA

          The selected data presented below under the captions "Selected Consolidated Statement of Operations Data" and "Selected Consolidated Balance Sheet Data" for, and as of the end of, each of the years in the five-year period ended December 31, 1995, are derived from the consolidated financial statements of NTN Communications, Inc. and subsidiaries, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The consolidated financial statements as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, and the report thereon, are incorporated by reference elsewhere in this Prospectus. The selected data should be read in conjunction with the consolidated financial statements for the three-year period ended December 31, 1995, the related notes and the independent auditors' report, which refers to a change in the method of accounting for investments in debt and equity securities in 1994. The following selected consolidated statement of operations data for the three months ended March 31, 1996 and 1995 and related consolidated balance sheet data as of March 31, 1996 are derived from the unaudited consolidated financial statements of the Company and reflect all adjustments (including only normal recurring accruals) which in the opinion of management are necessary for a fair presentation of the Company's financial position and results of operations for these periods. Since March 31, 1996, the Company sold substantially all of the assets of its New World subsidiary. For this and other reasons, the operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the full fiscal year. The following data should be read in conjunction with "Management's Discussions and Analysis of Results of Operations and Financial Condition" and the Consolidated Financial Statements and notes thereto incorporated by reference in this Prospectus.


                        SELECTED CONSOLIDATED STATEMENT OF OPERATIONS DATA
                              (in thousands, except per share data)

                                                                                                         Three Months
                                                                 Years Ended December 31                Ended March 31,
                                               ---------------------------------------------------   --------------------
                                                 1995      1994       1993       1992       1991       1996        1995
                                               --------   -------   --------   --------   --------   ---------   --------
Total revenues..............................   $31,771    $24,646   $17,258    $10,702     $5,853      $ 8,275   $ 5,738
Total cost of sales.........................    15,581      9,453     7,514      4,200      2,411        3,740     2,556
                                               -------    -------   -------    -------    -------      -------   -------
Gross profit................................    16,190     15,193     9,744      6,502      3,442        4,535     3,182
Total operating expenses....................    20,160     14,898    11,198      8,636      5,260        4,540     5,135
Investment income, net......................        22        412       434          -       (576)          70        56
Minority interest...........................         -          -         -          -          -          208         -
Income taxes................................         -          -       281        106          -            -         -
                                               -------    -------   -------    -------    -------      -------   -------
Earnings (loss) before extraordinary item...    (3,948)       707    (1,301)    (2,240)    (2,394)         273    (1,897)
Extraordinary item..........................         -          -         -          -      3,889            -         -
Net earnings (loss).........................    (3,948)   $   707   $(1,301)   $(2,240)   $ 1,495          273    (1,897)
                                               -------    -------   -------    -------    -------      -------   -------
Earnings (loss) per share before
  extraordinary item(1).....................   $  (.19)   $   .03   $  (.08)   $  (.20)   $  (.38)         .01      (.10)
Net earnings (loss) per share...............   $  (.19)   $   .03   $  (.08)   $  (.20)   $   .24          .01      (.10)
                                               -------    -------   -------    -------    -------      -------   -------
Weighted average equivalent shares
  outstanding(1)............................    20,301     21,124    17,135     11,344      6,263       23,678    19,217

_______________

(1)  As adjusted to reflect a 1-for-20 reverse stock split effected in June
     1991.

                   SELECTED CONSOLIDATED BALANCE SHEET DATA
                                (in thousands)

                                                                    December 31                          March 31,
                                               --------------------------------------------------        ---------
                                                 1995      1994      1993        1992      1991            1996
                                               -------    -------   -------    -------   --------        ---------
Total current assets........................   $26,530    $18,844   $23,102    $ 9,004   $ 5,119         $ 22,337
Total assets................................    42,813     31,239    27,240     10,171     5,604           39,099
Total current liabilities...................     8,114      4,958     2,933      2,554     2,810            6,874
Long-term debt, less current portion........         2          8       163         18        91                2
Shareholders' equity........................    33,451     25,457    23,653      7,432     2,703           31,379

                            SELLING SECURITYHOLDERS

  SYMPHONY MANAGEMENT INVESTMENT AGREEMENT

       In March 1996, the Company issued to Symphony IWN Investment LLC ("Symphony Investment") a Class WF Warrant (the "Symphony Warrant") to purchase up to 400,000 shares of the Company's Common Stock. See "Terms of Symphony Warrant" below. The Symphony Warrant was issued in connection with and as part of an Investment Agreement, dated as of December 31, 1995 (the "Investment Agreement"), entered into among the Company, IWN, Inc., then a wholly owned subsidiary of the Company ("IWN"), and Symphony Management Associates, Inc., an affiliate of Symphony Investment ("Symphony Management").



       Pursuant to the terms of the Investment Agreement, Symphony entered into a Third Amended and Restated Agreement of Limited Partnership (the "Amended Partnership Agreement") of IWN, L.P. (the "IWN Partnership"), a limited partnership of which IWN is the general partner, under which Symphony agreed to provide up to $2,650,000 to the IWN Partnership in accordance with the funding schedule set forth in the Amended Partnership Agreement. As part of the transactions contemplated by the Investment Agreement, Symphony also purchased from the Company 10% of the outstanding shares of common stock of IWN for an aggregate purchase price of $350,000 and purchased the Symphony Warrant for a purchase price of $400. In connection with the issuance of the Symphony Warrant, the Company and Symphony entered into a Registration Rights Agreement under which the Company agreed to file the Registration Statement of which this Prospectus is a part in order to register the shares of Common Stock underlying the Symphony Warrant for resale on behalf of Symphony Investment. The Registration Rights Agreement also affords Symphony Investment certain piggyback rights with respect to future registrations by the Company under the Securities Act.

       The Company granted Symphony Investment certain rights under the Investment Agreement to cause the Company to repurchase its interest in the IWN Partnership and its shares of common stock of IWN for a prescribed purchase price determined by reference to, among other things, the aggregate appreciation, if any, in the value of the shares of Common Stock underlying the Symphony Warrant. This "put" option may be exercised during the period commencing April 1, 1997 and ending December 1, 1997. The Company also has agreed to pay Symphony Investment $295,000 in the event its put option expires without being exercised.

       In connection with the transactions described above, the Company granted Frank S. Scarpa, the principal owner of Symphony Investment and the principal stockholder and Chairman and Chief Executive Officer of Symphony Management, the right to attend meetings of the Company's Board of Directors as a visitor. The Company also granted Symphony Management the right to cause the Company to designate a representative of Symphony Management to serve as a director of the Company for so long as Symphony Investment or its affiliates holds the Symphony Warrant.

  TERMS OF SYMPHONY WARRANT

       The Symphony Warrant is exercisable at any time on or before March 11, 2001 at an exercise price of $4.125 per share. The Warrant is currently exercisable with respect to 306,666 of the underlying shares of Common Stock and will become exercisable as to the balance of 93,334 shares of Common Stock covered thereby in increments, with each increment coinciding with, and conditioned upon, Symphony Investment's funding of certain future capital contributions to the IWN Partnership as provided in the Partnership Agreement as follows:

       (a) as to an additional 40,000 shares upon Symphony Investment's payment to the IWN Partnership of $300,000 on or before October 1, 1996;

       (b) as to an additional 13,334 shares upon Symphony Investment's payment to the IWN Partnership of $100,000 on or before January 7, 1997; and

       (c) as to the remaining 40,000 shares upon Symphony Investment's payment to the IWN Partnership of $300,000 on or before April 1, 1997.

       In the event Symphony Investment fails to pay when due any of the amounts described above, the holder of the Symphony Warrant will not have any right to purchase the incremental shares of Common Stock corresponding to such payment and such right will terminate. The IWN Partnership may waive Symphony Investment's obligation to make any of the foregoing payments. The "Shares" as referred to in the Prospectus include only so many of the 400,000 shares of Common Stock covered by the Symphony Warrant as to which the Symphony Warrant is or may become exercisable from time to time.

       The Symphony Warrant contains certain antidilution provisions that require adjustments in the exercise price and the number of shares of Common Stock purchasable thereunder in the event of a stock dividend, subdivision or combination of the outstanding shares of Common Stock or in the event of a recapitalization of the Company and certain similar events. In addition, the exercise price and number of shares purchasable under the Symphony Warrant are to be adjusted in the event the Company issues additional shares of Common Stock for no consideration, or for a consideration per share less than 85% of the Current Market Price (as defined) of the Common Stock. No such adjustment will be required in connection with the sale or issuance of Common Stock under any employee stock option or other employee plan approved by the Company's Board of Directors. The Symphony Warrant allows for cashless exercises by means of the Company's withholding of shares of Common Stock otherwise issuable to the holder, which shares are to be valued for this purpose based on the market price of the Common Stock.

       The Symphony Warrant constitutes a "restricted security" within the meaning of Rule 144 of the regulations promulgated under the Securities Act. As such, it generally is not currently transferable. However, the shares of Common Stock issuable upon exercise of the Symphony Warrant being offered hereby, when issued upon exercise of the Symphony Warrant and sold pursuant to this Prospectus, will be freely tradeable without restriction under the Securities Act.

       The terms of the foregoing transactions were determined by arm's-length negotiations between the Company and Symphony Management. Neither Symphony Management, Symphony Investment nor their affiliates had or has any material relationship with the Company or its officers, directors or associates except as described above.

  OTHER SELLING SECURITYHOLDERS

       Financial Consultants

       On August 8, 1995, the Company issued to David Jordon, Barry Zelin and JW Charles Securities, Inc., in consideration of financial consulting services rendered to the Company, Class WCA Warrants ("WCA Warrants") to purchase 30,000, 30,000 and 10,000 shares of Common Stock at an exercise price of $4.5625 per share. In January 1996, the Company issued to J. Michael Reisert, also in consideration of financial consulting services, a WCA Warrant to purchase 75,000 shares of Common Stock at an exercise price of $4.00 per share.

       Associated Ventures Management Corp.

       On March 10, 1996, the Company issued to Selig Zises, Joel Magerman and Tim and Pamela Keenan, in consideration of equipment sale-leaseback financing arranged by Associated Ventures Management Corp., formerly known as JF Administrative Corp. ("Associated Ventures"), WCA Warrants to purchase 84,000, 21,000 and 7,500 shares of Common Stock at an exercise price of $4.00 per share, respectively. The WCA Warrants were issued to Messrs. Zises and Magerman and Tim and Pamela Keenan pursuant to a consulting agreement dated June 1, 1995 between the Company and Associated Ventures. Each of these individuals is a principal or officer of Associated Ventures. Under the terms of the agreement, the Company agreed to pay Associated Ventures a consulting fee of $120,000, payable in 12 monthly installments, and to grant Associated Ventures warrants to purchase 5,000 shares of Common Stock at the then-current market price for each $100,000 of net proceeds from financing transactions entered into between the Company and parties introduced by Associated Ventures.

       In December 1995, the Company sold 45% of the common stock of LearnStar, Inc., a subsidiary of the Company, to Associated Ventures for $2,500,000. Joel Magerman, the son of Alan P. Magerman, a director and Vice

  Chairman of the Company, is the President of Associated Ventures and he and Selig Zises are its sole stockholders. The $2,500,000 sale price was paid by means of a non-interest bearing promissory note of Associated Ventures, which is payable in installments of $100,000 each on or before January 30, April 30, July 30 and October 30 1996 and a final installment of $2,100,000 on or before January 30, 1997. The promissory note is secured by the shares of LearnStar, Inc. purchased by Associated Ventures, but is otherwise nonrecourse to Associated Ventures. In connection with this transaction, the Company granted Messrs. Zises and Magerman warrants to purchase 240,000 shares and 60,000 shares, respectively, of Common Stock at an exercise price of $4.44 per share.


       Continuum Capital, Inc.

       On February 7, 1995, the Company issued to Continuum Capital, Inc. ("Continuum"), a WCA Warrant to purchase 125,000 shares of Common Stock at an exercise price of $6.125 per share. The WCA Warrant was issued pursuant to a letter agreement between the Company and Continuum, dated March 8, 1994, as amended March 20, 1995, under which Continuum agreed to seek to arrange equipment sale-leaseback financing for the Company. Under the terms of the letter agreement, the Company agreed to grant Continuum warrants to purchase 50,000 shares of Common Stock at the then-current market price for each $1,000,000 of lease-financing arranged by Continuum.

       In each case, the exercise price of the WCA Warrants described above equalled the market price of the Company's Common Stock on the date of grant of the Warrants. All of the WCA Warrants described above are exercisable, in whole or in part, until the date five years from the date of grant, contain antidilution provisions that require adjustments in the event of a stock dividend, subdivision or combination of the outstanding shares of Common Stock, recapitalization and certain other events, and provide for piggyback registration rights.

       The foregoing WCA Warrants constitute "restricted securities" within the meaning of Rule 144 of the regulations promulgated under the Securities Act. As such, they generally are not currently transferable. However, the shares of Common Stock issuable upon exercise of such WCA Warrants being offered hereby, when issued upon exercise of the WCA Warrants and sold pursuant to this Prospectus, will be freely tradeable without restriction under the Securities Act.

  SELLING SECURITYHOLDERS TABLE

       The following table sets forth as of May 6, 1996 the number and percent of shares of Common Stock owned beneficially by each of the Selling Securityholders, the number of shares of Common Stock offered by each of them hereby, and the number and percent of shares of Common Stock to be owned by each of them after the conclusion of this offering. Except as described above, no Selling Securityholder or its affiliates has any position, office or other material relationship with the Company.

                                       Before Offering                                  After Offering
                                 ----------------------------                     ---------------------------
                                    Number of                                       Number of
                                     Shares                        Number of         Shares
           Selling                Beneficially                   Shares Being     Beneficially
        Securityholder                Owned         Percent(1)     Offered(2)          Owned         Percent
- -----------------------------     -------------    ----------   ---------------   -------------   -----------
Symphony IWN Investment
 LLC(3).......................        440,000(4)       1.9%          400,000(4)          40,000         *%(1)
David Jordon..................         85,000(5)         *            30,000             55,000         *
Barry Zelin...................         30,000            *            30,000                  0         0
JW Charles Securities, Inc....         10,000            *            10,000                  0         0
Continuum Capital, Inc........        312,500(6)         *           125,000            187,500         *
J. Michael Reisert............        135,000(7)         *            30,000            105,000         *
Selig Zises...................        374,000(8)         *            84,000            290,000         *
Joel Magerman.................        104,500(9)         *            21,000             83,500         *
Tim and Pamela Keenan.........          7,500            *             7,500                  0         0
                                      -------      -------           -------            -------         -

  (1) Included as outstanding for purposes of this calculation are 23,327,484 shares of Common Stock outstanding as of May 6, 1996 plus, in the case of a particular selling securityholder, the number of shares of Common Stock subject to currently exercisable options, warrants and other instruments (including those which may become exercisable within 60 days after May 6, 1996) held by such securityholder, which are specified by footnote. Shares issuable as part of or upon exercise of outstanding options, warrants or instruments other than as described in the preceding sentence are not deemed to be outstanding for this purpose. An asterisk denotes beneficial ownership of less than 1%.

  (2) All of the shares offered hereby consist of shares of Common Stock issuable upon exercise of currently exercisable warrants.

  (3) Frank S. Scarpa, the principal owner of Symphony Investment, controls Symphony Investment and, as such, may be deemed to be a beneficial owner of the shares held of record by it.

  (4) Consists of 40,000 outstanding shares of Common Stock and 400,000 shares of Common Stock underlying the Symphony Warrant as described herein. The Warrant was exercisable as of May 6, 1996 with respect to 273,333 of the shares shown and became exercisable as to an additional 33,333 shares on July 6, 1996. The Warrant will become exercisable with respect to the balance of the shares shown as beneficially owned as described above.
       The "Shares" as referred to in this Prospectus include only so many of the 400,000 shares of Common Stock covered by the Symphony Warrant as to which the Symphony Warrant is or may become exercisable from time to time.

  (5) Consists of 30,000 outstanding shares of Common Stock, 25,000 shares of Common Stock underlying previously granted warrants and 30,000 shares of Common Stock underlying the Warrant granted to Mr. Jordan as described herein and being offered hereby.

  (6) Consists of 187,500 shares of Common Stock underlying previously granted warrants and 125,000 shares of Common Stock underlying the WCA Warrant granted to Continuum as described herein and being offered hereby.

  (7) Consists of 30,000 outstanding shares of Common Stock, 75,000 shares of Common Stock underlying previously granted warrants and 30,000 shares of Common Stock underlying the WCA Warrant granted to Mr. Reisert as described herein and being offered hereby.

  (8) Consists of 290,000 shares of Common Stock underlying previously granted warrants and 84,000 shares of Common Stock underlying the WCA Warrant granted to Mr. Zises as described herein and being offered hereby.

  (9) Consists of 6,000 outstanding shares of Common Stock, 77,500 shares of Common Stock underlying previously granted warrants and 21,000 shares of Common Stock underlying the WCA Warrant granted to Mr. Magerman described herein being offered hereby.

                              PLAN OF DISTRIBUTION

       Each of the Selling Securityholders has advised the Company that it may sell, directly or through brokers, its Shares offered hereby in negotiated transactions or in one or more transactions on the AMEX, or otherwise, at the prices prevailing at the time of sale. In connection with such sales, the Selling Securityholders and any participating broker may be deemed to be "underwriters" of the Shares so sold within the meaning of the Securities Act, although the offering of the Shares will not be underwritten by a broker-dealer firm.

       The Company will bear all costs and expenses of the registration of the Shares under the Securities Act and certain state securities laws, other than fees of counsel for the Selling Securityholders and any discounts or commissions payable with respect to sales of such Shares.

       The Company has informed the Selling Securityholders that the anti-manipulation provisions of Rules 10b-6 and 10b-7 under the Exchange Act may apply to their sales of the Shares and has furnished each of the Selling Securityholders with a copy of these rules, as well as a copy of certain interpretations thereof by the Securities and Exchange Commission. The Company also has advised the Selling Securityholders of the requirement for delivery of this Prospectus in connection with any sale of the Shares.


                           DESCRIPTION OF SECURITIES

       The Company's authorized capital stock consists of 10,000,000 shares of preferred stock, par value $.005 per share ("Preferred Stock"), and 50,000,000 shares of Common Stock. The Preferred Stock may be issued in one or more series; the only series currently designated is a series of 5,000,000 shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock").

  COMMON STOCK

       On June 30, 1996, there were 22,455,356 shares of Common Stock outstanding.

       The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the securityholders. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Company's Board of Directors out of legally available funds, after payment of any dividends required on the outstanding Preferred Stock. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets that are legally available for distribution, after payment of or provision for all debts and liabilities and for any payments with respect to the Preferred Stock. The holders of Common Stock have no preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to such shares. All of the outstanding shares of Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to the rights of the holders of shares of the Series A Preferred Stock, and may be subject to the rights of the holders of such other Preferred Stock as the Company may issue in the future, although the Company has no plans at this time to issue additional Preferred Stock.

  PREFERRED STOCK

       On May 6, 1996, there were 162,612 shares of Series A Preferred Stock outstanding. The holders of the Series A Preferred Stock are entitled to an annual dividend of 10% of the original issue price of $1.00 per share, payable semiannually on December 1 and June 1 of each year in cash or, at the option of the Company, by means of the issuance of shares of Common Stock, which are to be valued for this purpose at the fair market value of the Common Stock. The Company is current in the payment of all dividends on the Series A Preferred Stock. Upon liquidation, dissolution and winding up of the Company, each holder of the Series A Preferred Stock shall be entitled to receive $1.00 per share before any payment shall be made with respect to the outstanding shares of the Common Stock. Each share of the Series A Preferred Stock is convertible into approximately .2801 share of Common Stock at any time at the option of the holders of the Series A Preferred Stock. The rate of conversion is subject to certain antidilution provisions. The holders of the Series A Preferred Stock do not have any voting, preemptive, subscription or redemption rights.

       Additional shares of Preferred Stock may be issued without securityholder approval. The Board of Directors is authorized to issue such shares in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights and rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any vote or action by the shareholders. Any Preferred Stock to be issued could rank prior to the Common Stock with respect to dividend rights and rights on liquidation. The Board of Directors, without securityholder approval, may issue Preferred Stock with voting and conversion rights that could adversely affect the voting power of holders of Common Stock or create impediments to persons seeking to gain control of the Company. The Company has no present plan or arrangement to issue any additional shares of common stock.

       ANTI-TAKEOVER PROVISIONS

       The provisions of the Company's Restated Certificate of Incorporation (the "Certificate") and Bylaws (the "Bylaws"), summarized in the succeeding paragraphs, may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer, takeover attempt or change in control that a securityholder might consider to be in such securityholder's best interest, including those attempts that might result in a premium over the market price for the shares held by securityholders.

       Amendment of Certain Provisions of the Certificate of Incorporation and Bylaws

       The Certificate provides that the affirmative vote of the holders of at least 80% of the total voting power of all outstanding securities of the Company then entitled to vote generally in the election of directors, voting together as a single class, is required to amend certain provisions of the Certificate, including those provisions relating to the number, election and term of directors; the removal of directors and the filling of vacancies; indemnification of directors, officers and others; and the supermajority voting requirements in the Certificate. The Certificate further provides that the Bylaws may be amended by the Board of Directors or by an affirmative vote of the holders of not less than 80% of the total voting power of all outstanding securities of the Company then entitled to vote generally in the election of directors, voting together as a single class. These voting requirements will have the effect of making more difficult any amendment by securityholders, even if a majority of the Company's securityholders believes that such amendment would be in their best interests.

       Classified Board of Directors

       The Certificate and the Bylaws divide the Board of Directors into three classes, each class to be nearly equal in number as possible, each class serving staggered three-year terms. Presently, two directors of the Company are subject to re-election at each annual meeting of securityholders.

       The classification of directors and provisions in the Certificate that limit the ability of securityholders to increase the size of the Board of Directors without the vote of at least 80% of the total voting power of all outstanding voting securities, together with provisions in the Certificate that limit the ability of securityholders to remove directors and that permit the remaining directors to fill any vacancies on the Board, will have the effect of making it more difficult for securityholders to change the composition of the Board of Directors. As a result, at least two annual meetings of securityholders may be required for the securityholders to change a majority of the directors, whether or not a change in the Board of Directors would be beneficial to the Company and its securityholders and whether or not a majority of the Company's securityholders believes that such a change would be desirable.

       Certain Securityholder Action

       The Certificate requires that securityholder action be taken at an annual meeting or special meeting of securityholders called pursuant to a resolution adopted by a majority of the Board of Directors and prohibits securityholder action by written consent.

       Section 203 of the Delaware General Corporation Law

       The Company is governed by the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Subject to certain exceptions summarized below, Section 203 prohibits any Interested Securityholder from engaging in a "business combination" with a Delaware corporation for three years following the date such person became an Interested Securityholder. Interested Securityholder, as defined, includes (i) any person who is the beneficial owner of 15% or more of the outstanding voting stock of the corporation and (ii) any person who is an affiliate or associate of the corporation and who held 15% or more of the outstanding voting stock of the corporation at any time within three years before the date on which such person's status as an Interested Securityholder is determined. Subject to certain exceptions, a "business combination" includes, among other things:
  (i) any merger or consolidation involving the corporation; (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; (iii) any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the Interested Securityholder, except pursuant to a transaction that effects a pro rata distribution to all securityholders of the corporation; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation that is owned directly or indirectly by the Interested Securityholder; and (v) any receipt by the Interested Securityholder of the benefit (except proportionately as a securityholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

       Section 203 does not apply to a business combination if: (i) before a person became an Interested Securityholder, the board of directors of the corporation approved the transaction in which the Interested Securityholder became an Interested Securityholder or the business combination; (ii) upon consummation of the transaction that resulted in the person becoming an Interested Securityholder, the Interested Securityholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commences (other than certain excluded shares); or (iii) following a transaction in which the person became an Interested Securityholder, the business combination is (a) approved by the board of directors of the corporation and (b) authorized at a regular or special meeting of securityholders (and not by written consent) by the affirmative vote of the holders of at least 66-2/3% of the outstanding voting stock of the corporation not owned by the Interested Securityholder.

  SHARES ELIGIBLE FOR FUTURE PUBLIC SALE

       On June 30, 1996 there were 22,455,356 shares of Common Stock outstanding. Approximately 5,820,400 of such shares of Common Stock and 782,500 shares of Common Stock underlying the Company's outstanding warrants, are "restricted securities" within the meaning of Rule 144 of the regulations promulgated under the Securities Act. All or substantially all of such shares, and the Shares offered hereby are covered by currently effective registration statements and can be offered and sold publicly by the beneficial owners at any time so long as the registration statements remain effective. Moreover, in general under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including a person who may be deemed to be an "affiliate" of the Company as that term is defined under the Act, is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then-outstanding shares of Common Stock, or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. If the shares in question were acquired from the Company in transactions not involving a public offering, then they may not be sold under Rule 144 until they have been outstanding for at least two years. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. However, a person who is not deemed to have been an affiliate of the Company during the 90 days preceding a sale by such person is entitled to sell shares that have been outstanding for at least three years without regard to the volume, manner of sale or notice requirements.

       No predictions can be made with respect to the effect, if any, that sales of Common Stock in the market or the availability of shares of Common Stock for sale pursuant to currently effective registration statements or under Rule 144 will have on the market price of Common Stock prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

       As of July 15, 1996, there were 4,309,797 shares of Common Stock reserved for issuance upon the exercise of stock options outstanding under the Company's stock option plans at exercise prices ranging from $2.25 to $8.25 per share, of which options to purchase 3,059,964 shares are currently exercisable. An additional 390,933 shares of Common Stock (plus any shares of Common Stock covered by stock options currently outstanding under the Company's 1985 Incentive Stock Option Plan and 1985 Nonqualified Stock Option Plan which are subsequently terminated or expire without being exercised) are reserved for issuance upon the exercise of options available for future grant under the Company's 1995 Stock Option Plan. The Company's Board of Directors has approved an amendment to the 1995 Stock Option Plan which would increase by 2,000,000 shares the aggregate number of shares of Common Stock issuable under the plan. The amendment is subject to approval by the Company's stockholders at the annual meeting of stockholders scheduled for August 16, 1996.

       The Company also has outstanding warrants, including the warrants described herein, to purchase an aggregate of 4,392,991 shares of Common Stock at exercise prices ranging from $2.00 to $8.00 per share, substantially all of which warrants are currently exercisable. The Company also currently has effective Registration Statements covering the resale of substantially all of such warrants and the shares issuable upon exercise of such warrants (including the Shares offered hereby) by the holders. The Company also has 162,612 shares of preferred stock outstanding which entitle holders thereof to receive, upon surrender of the shares of preferred stock, 45,548 shares of Common Stock.

       The foregoing options, warrants and preferred stock could adversely affect the Company's ability to obtain future financing. Such options and warrants are likely to be exercised and such preferred stock is likely to be converted into shares of Common Stock, if at all, only at a time when the exercise price or conversion price, as the case may be, is less than the market price of the Common Stock. For the life of such options, warrants and preferred stock, the holders are given the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership. Moreover, the holders of those options, warrants and preferred stock can be expected to exercise or surrender them, as the case may be, at a time when the Company would be able to obtain additional capital through a new offering of securities on terms more favorable than those provided by such options, warrants or preferred stock. To the extent the trading price of the Common Stock at the time of exercise of any such options or warrants exceeds the exercise price, such exercise will also have a dilutive effect on the Company's securityholders.

  TRANSFER AGENT AND WARRANT AGENT

       The Transfer Agent for the Common Stock is American Stock Transfer & Trust Company, New York, New York.


                                 LEGAL MATTERS

       Troy & Gould Professional Corporation, Los Angeles, California, has rendered an opinion to the effect that the Shares offered hereby by the Selling Securityholder, when sold and paid for, will be duly and validly issued, fully paid and nonassessable. Such counsel owns 12,671 shares of Common Stock as of the date of this Prospectus.

                                    EXPERTS

       The financial statements and schedules of NTN Communications, Inc. as of December 31, 1995, and for each of the years in the three-year period ended December 31, 1995, incorporated by reference herein and elsewhere in the registration statement have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1995 financial statements refers to a change in the method of accounting for investments in debt and equity securities in 1994.

================================================================================

  No dealer, salesman or other person has been authorized to give any information or make any representations, other than those contained in this Prospectus, in connection with the offering hereby, and, if given or made, such information and representations must not be relied upon as having been authorized by the Company or the Selling Securityholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities to any person in any State or other jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or the facts herein set forth since the date hereof.



                                _______________


                               TABLE OF CONTENTS

                                          Page
                                          ----

Available Information..................      2
Incorporation of Certain
  Documents by Reference...............      2
Risk Factors                                 3
Certain Recent Developments............      8
Use of Proceeds........................      8
Price Range of Common Stock
  and Dividend Policy..................      9
Selected Consolidated Financial Data...     10
Selling Securityholders................     12
Plan of Distribution...................     14
Description of Securities..............     14
Legal Matters                               17
Experts                                     17

================================================================================

================================================================================



                         782,500 Shares of Common Stock



                            NTN COMMUNICATIONS, INC.



                                  ____________


                                   PROSPECTUS
                                  ____________



                                 July 30, 1996

================================================================================

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The Company estimates that expenses in connection with the distribution described in this Registration Statement will be as follows. All expenses incurred with respect to the distribution will be paid by the Company.

        SEC registration fee                            $ 1,299
        Printing expenses                                 8,000
        Accounting fees and expenses                      6,000
        Legal fees and expenses                          20,000
        Fees and expenses for qualification under
      state securities laws                               1,000
        Miscellaneous                                     3,701
                                                        -------

      Total                                             $40,000
                                                        =======


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

       The Company's Certificate of Incorporation and Bylaws permit the Company to indemnify officers and directors of the Company to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law makes provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursements of expenses incurred) arising under the Securities Act.

       All warrants between the Company and the Selling Securityholders provide that the Company shall indemnify the Selling Securityholders, and the Selling Securityholders shall indemnify the Company and the officers and directors of the Company, for certain liabilities, including certain liabilities under the Securities Act.

       The Company has entered into indemnity agreements with certain of its outside directors. Pursuant to the indemnity agreement, the Company agrees to indemnify each outside director who is a party to the indemnity agreement under certain circumstances in which such outside director or the Company is named as a party to a proceeding (as that term is defined).

   ITEM 16.  EXHIBITS

       The following exhibits are filed herewith or incorporated by reference as a part of this Registration Statement:

   4.1 Specimen Common Stock certificate (previously filed as an exhibit to the Company's registration statement on Form 8-A, File No. 0-19383, and incorporated herein by reference)

   4.2 Common Stock Purchase Warrant (WF-01) of NTN Communications, Inc. in favor of Symphony IWN Investment LLC*

   4.3 Investment Agreement, dated as of December 31, 1995, among NTN Communications, Inc., IWN, Inc. and Symphony Management Associates, Inc. (filed as exhibit 10.18 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference)

   4.4 Registration Rights Agreement between NTN Communications, Inc. and Symphony IWN Investment LLC (filed as exhibit 10.23 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference)

   4.5 Letter agreement, dated March 8, 1994, as amended March 20, 1995, between NTN Communications, Inc. and Continuum Capital, Inc.

   4.6 Consulting agreement, dated July 1, 1995, between NTN
        Communications, Inc. and JF Administrative Corp.

   4.7 Common Stock Purchase Warrants (WCA-2070, 2084, 2085, 2086 and 2087) of NTN Communications, Inc. in favor of Continuum Capital, Inc., J. Michael Reisert, Selig Zises, Joel Magerman and Tim and Pamela Keenan, respectively.

   4.8 Common Stock Purchase Warrants (WC-2074, 2075 and 2076) of NTN Communications, Inc. in favor of David Jordon, Barry Zelin and JW Charles Securities, Inc., respectively.

   5   Opinion of Troy & Gould Professional Corporation
   23.1  Consent of Troy & Gould Professional Corporation (included in Exhibit
        5)
   23.2  Consent of KPMG Peat Marwick LLP (included on page II-5 hereof)

   24  Power of Attorney*
   ___________________

   *Previously filed.

   ITEM 17.  UNDERTAKINGS

        (a) The undersigned Company hereby undertakes:

             (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             provided, however, that (i) and (ii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Company hereby undertakes:

             That for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Carlsbad, State of California, on July 30, 1996.

                                  NTN COMMUNICATIONS, INC.


                                  By: /s/ Patrick J. Downs
                                     ------------------------------------------
                                     Patrick J. Downs,
                                     Chief Executive Officer

       Pursuant to the requirements of the Securities Act, this Amendment No. 1 to Registration Statement on Form S-3 has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

   Signature                             Title                    Date
   ---------                             -----                    ----
/s/Patrick J. Downs*       Chairman of the Board of Directors    July 30, 1996
- ------------------------   and Chief Executive Officer
Patrick J. Downs


/s/Daniel C. Downs*        President, Chief Operating Officer    July 30, 1996
- ------------------------   and Director
Daniel C. Downs


/s/Ronald E. Hogan         Senior Vice President - Finance and   July 30, 1996
- ------------------------   Secretary (Principal Financial
Ronald E. Hogan            and Accounting Officer)


/s/Donald C. Klosterman*   Director                              July 30, 1996
- ------------------------
Donald C. Klosterman


/s/Alan P. Magerman*       Director                              July 30, 1996
- ------------------------
Alan P. Magerman


/s/A. R. Rozelle*          Director                              July 30, 1996
- ------------------------
A. R. Rozelle


*By /s Ronald E. Hogan
- ------------------------
Ronald E. Hogan,
Attorney-in-Fact

   The Board of Directors
   NTN Communications, Inc.:

       We consent to the use of our reports incorporated by reference and to the references to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the Prospectus.

       Our report dated April 17, 1996, refers to a change in the method of accounting for investments in debt and equity securities in 1994.


                        KPMG Peat Marwick LLP

   San Diego, California

   July 30, 1996

                                 EXHIBIT INDEX
                                 -------------


                                                                  Sequential
Exhibit                                                             Page
Number                       Description                           Number
- -------                      -----------                          ----------

  4.1 Specimen Common Stock certificate (previously filed as an exhibit to the Company's registration statement on Form 8-A, File No. 0-19383, and incorporated herein by reference)

  4.2     Common Stock Purchase Warrant (WF-01) of NTN
          Communications, Inc. in favor of Symphony IWN
          Investment LLC*

  4.3 Investment Agreement, dated as of December 31, 1995, among NTN Communications, Inc., IWN, Inc. and
          Symphony Management Associates, Inc. (filed as exhibit 10.18 to the Company's Annual Report on Form
          10-K for the year ended December 31, 1995 and incorporated herein by reference)

  4.4     Registration Rights Agreement between NTN
          Communications, Inc. and Symphony IWN Investment LLC
          (filed as exhibit 10.23 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference)

  4.5     Letter agreement, dated March 8, 1994, as amended
          March 20, 1995, between NTN Communications, Inc. and
          Continuum Capital, Inc.

  4.6 Consulting agreement, dated July 1, 1995, between NTN Communications, Inc. and JF
          Administrative Corp.

  4.7     Common Stock Purchase Warrants (WCA-2070, 2084,
          2085, 2086 and 2087) of NTN Communications, Inc.
          in favor of Continuum Capital, Inc., J. Michael
          Reisert, Selig Zises, Joel Magerman and Tim and
          Pamela Keenan, respectively.

  4.8     Common Stock Purchase Warrants (WC-2074, 2075 and
          2076) of NTN Communications, Inc. in favor of David Jordon, Barry Zelin and JW Charles Securities,
          Inc., respectively.

  5       Opinion of Troy & Gould Professional Corporation

 23.1     Consent of Troy & Gould Professional Corporation
          (included in Exhibit 5)

 23.2     Consent of KPMG Peat Marwick LLP (included in
          Exhibit 5)

 24       Power of Attorney*

   ____________________
   *Previously filed